UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

RELIV’ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19932	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

                Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.03.	Material Modification to Rights of Security Holders

On September 15, 2016, Reliv International, Inc. (“Registrant”) issued a press release to announce that its Board of Directors has set the ratio of the reverse stock split of the Company’s outstanding common stock, par value $.001 per share, at one-for-seven (1:7). The reverse stock split was previously approved by the Company’s stockholders in May 2016 subject to the decision by the Board of Directors to proceed with the reverse stock split and to set the ratio.

The reverse stock split will become effective on October 3, 2016 and the Company’s common stock will commence trading on a split-adjusted basis when the market opens on October 4, 2016. The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “RELV” but will trade under the new CUSIP number 75952R 209.

No fractional shares will be issued as a result of the reverse split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which shall represent a pro-rata portion of the value per share based upon the closing market price for the five days preceding the effective date of the reverse split. Stockholders who hold their shares in brokerage accounts or in "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of October 3, 2016 who hold share certificates will receive instructions from the Company's transfer agent, American Stock Transfer and Trust, who is acting as exchange agent for the Reverse Stock Split. American Stock Transfer and Trust will provide instructions to stockholders of record regarding the process for exchanging shares.

Item 8.01.	Other Events

On September 15, 2016, the Registrant issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99	Press Release dated September 15, 2016 captioned: “Reliv International Announces Reverse Stock Split.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Reliv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on September 16, 2016.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99	Press Release dated September 15, 2016 captioned: “Reliv International Announces Reverse Stock Split.”

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